Exhibit 23.5

[LETTERHEAD OF SULLIVAN & CROMWELL LLP]

July 9, 2009

Popular, Inc.,

209 Muñoz Rivera Avenue,

San Juan, Puerto Rico 00918.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of 390,000,000 common shares, par value $0.01 per share (the “Common Shares”), of Popular, Inc., a Puerto Rico corporation (the “Company”), issuable upon exchange for certain series of preferred stock and trust preferred securities described in a Registration Statement on Form S-4, as amended from time to time, filed by the Company with the Securities and Exchange Commission (as amended, the “Registration Statement”), we hereby consent to the filing of the opinions dated January 29, 1997 and September 9, 2004 as exhibits 8.2 and 8.3 to the Registration Statement and to the reference to us under the headings “Material U.S. Federal Income Tax Consequences To US Holders and Puerto Rico Corporations” and “Certain Puerto Rico Tax Considerations” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. We note that such opinions speak only as of their respective dates.

Very truly yours,

/S/ SULLIVAN & CROMWELL LLP